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                                                                     Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 25 to the Registration Statement No. 033-19540 on Form S-6 of our report dated March 26, 2007, relating to the financial statements of New England Variable Life Separate Account and the use of our report on the financial statements dated April 16, 2007, on the consolidated financial statements of New England Life Insurance Company (the "Company")(which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for defined benefit pension and other postretirement plans, and for certain non-traditional long duration contracts and separate accounts as required by new accounting guidance which the Company adopted on December 31, 2006, and January 1, 2004, respectively. In addition, the Company changed its method of accounting for mandatorily redeemable preferred stock as required by new accounting guidance which was adopted as of January 1, 2004), both appearing in the Prospectus Supplement, which is part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Prospectus Supplement, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
April 18, 2007